KOHL'S CORPORATION REPORTS JULY COMPARABLE STORE SALES

Raises Second Quarter Guidance

MENOMONEE FALLS, WI, -- (Business Wire) - August 5, 2010 -- Kohl's Corporation (NYSE: KSS) reported today that total sales for the four-week month ended July 31, 2010 increased 7.1 percent over the four-week month ended August 1, 2009. On a comparable store basis, July sales increased 4.1 percent. For the quarter, total sales increased 7.7 percent and comparable store sales increased 4.6 percent. Year to date, total sales increased 9.3 percent and comparable store sales increased 5.9 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "Our sales results in July were driven by increases in the number of transactions per store, consistent with our trends throughout 2010. Average unit retail and units per transaction continue to experience modest declines, indicating that our customer remains cautious in her spending. We are well positioned from a merchandise and inventory perspective as we enter the back-to-school season."

From a regional perspective, the Southeast continued its strong year-to-date trends. Comparable store sales for the Midwest, Mid-Atlantic and Northeast regions were generally consistent with the company average. From a line-of-business perspective, Footwear and Men's again achieved the strongest comparable store sales performance during the month.

Based on its July results, the Company now expects earnings of $0.80 to $0.82 per diluted share for the second quarter of fiscal 2010, exceeding its previous guidance of $0.70 to $0.75 per diluted share.

	Fiscal Period Ended		% Change
	July 31,	August 1,	All	Comp
	2010	2009	Stores	Stores
	($ in millions)
July	$ 1,156	$ 1,080	7.1%	4.1%
Quarter	4,100	3,806	7.7	4.6
Year-to-date	8,135	7,445	9.3	5.9

The Company operates 1,067 stores in 49 states, compared to 1,022 in 49 states at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EDT on Thursday, August 5, until 8:30 PM EDT on Friday, August 6, 2010. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

Second Quarter 2010 Earnings

The Company will report earnings for the second quarter of 2010 at 7:00 AM EDT on Thursday, August 12. Investors will have an opportunity to listen to the second quarter earnings conference call at 8:30 AM EDT on August 12 by dialing (706) 902-0486, using Conference ID 86532969. A replay of the call will also be accessible at approximately 9:30 AM EDT on August 12, until midnight EDT on September 12, 2010. To listen to the replay, dial (800) 642-1687 or (706) 645-9291, and use Conference ID 86532969.

In addition, the call will be web cast live over the Internet through the Company's web site located at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm. To participate in the conference, register at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=60706&eventID=2807926 at least ten minutes prior to the call to down load and install any necessary audio software.  The web cast will be available for 30 days.

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company's targeted earnings. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those projected in such forward-looking statements. Such risks and uncertainties include, but are not limited to, those that are described in Item 1A in Kohl's most recent Annual Report on Form 10-K and as may be supplemented from time-to-time in Kohl's other filings with the SEC, all of which are expressly incorporated herein by reference.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. By the end of September, Kohl's will operate 1,089 stores in 49 states with a commitment to environmental leadership. In support of the communities it serves, Kohl's has raised more than $150 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Vice President - Public Relations, (262) 703-1464